Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES COMMENTS ON COVID-19 &
PROVIDES UPDATE ON FULL-YEAR 2020 GUIDANCE

VIRGINIA BEACH, VA, April 2, 2020 - Armada Hoffler Properties, Inc. (AHH: NYSE) today issued the following statement regarding the ongoing COVID-19 pandemic.

“As our country continues to manage through the coronavirus pandemic, our thoughts and prayers are with those directly impacted by the virus. On behalf of the entire Armada Hoffler family, we wish you good health and well-being,” said Louis Haddad, President and Chief Executive Officer. “And to the brave heroes of this time - the healthcare professionals, first responders, necessity retail employees, and delivery personnel - that are putting themselves at risk each day in order to provide the rest of us with essential goods and services, please accept our sincere thanks. At Armada Hoffler, our priority is the health, safety, and well-being of our team members, tenants, and residents. Thank you to our loyal and dedicated team of professionals that continue to ensure that each of our office buildings, apartment communities, shopping centers, and construction job sites remain safe places to live and work.”

Because of the uncertainty surrounding the impacts of the COVID-19 pandemic, the Company announced today that it has withdrawn its full-year 2020 Guidance that was previously issued on February 6, 2020.

Mr. Haddad continued, “The impact of the COVID-19 pandemic on the global economy and our business remains uncertain and is evolving rapidly. However, our diversified business model was designed to withstand periods of economic disruption. While we remain in close contact with our retail tenants in order to help them navigate through these unchartered waters, our office and multifamily properties continue to meet expectations. Third-party construction backlog remains near an all-time high and each of our job sites remain open and active while operating in accordance with local guidelines. As previously announced, we’ve proactively deferred certain development projects in order to provide us with additional balance sheet flexibility. The diversity of our platform combined with the experience of our executive management team - one that has managed this Company for over four decades through four previous recessions - provides stability in a period of uncertainty. We look forward to providing further updates as conditions warrant.”

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information, visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include, without limitation: (a) the impact of the coronavirus (Covid-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to draw amounts under its credit facility or to borrow amounts subject to existing construction loan commitments, (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses that adversely affect the ability and willingness of the Company’s tenants other third parties to satisfy their obligations to the Company, (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases, and (iv) federal, state and local government initiatives to mitigate the impact of the coronavirus pandemic, including additional restrictions on business activities, shelter-in-place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to consummate previously disclosed acquisitions and dispositions, or to commence construction on development projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the coronavirus pandemic on its results of operations, financial condition, acquisition and disposition activities and growth opportunities; and (d) the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings the Company makes from time to time with the Securities and Exchange Commission.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684